CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of Global Leaders Corporation of our report dated December 14, 2020, relating to the consolidated financial statements of Global Leaders Corporation as of October 31, 2020, and for the period from July 20, 2020 (Inception) to October 31, 2020, (which report includes an explanatory paragraph as to Global Leaders Corporation’s ability to continue as a going concern). We also consent to the reference to our firm under the heading “Experts”.

/s/Weinberg & Company

Weinberg & Company, P.A.

Los Angeles, California

December 14, 2020